Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS FIRST QUARTER EARNINGS
PROVIDES SECOND QUARTER AND UPDATED FISCAL 2023 GUIDANCE

Dublin, California, May 18, 2023 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings per share for the 13 weeks ended April 29, 2023 of $1.09 on net earnings of $371 million. These results compare to earnings per share of $0.97 on net income of $338 million for the 13 weeks ended April 30, 2022. Sales for the first quarter of 2023 were $4.5 billion, up from $4.3 billion in the prior year period. Comparable store sales were up 1%.

Barbara Rentler, Chief Executive Officer, commented, “Despite continued inflationary pressures impacting our low-to-moderate income customers, first quarter sales were relatively in line with our expectations. Operating margin for the period was 10.1%, down from 10.8% in 2022, primarily reflecting higher incentive compensation versus last year when we underperformed our expectations.”

Ms. Rentler continued, “During the first quarter of fiscal 2023, we repurchased 2.2 million shares of common stock for an aggregate price of $234 million. As planned, we remain on track to buy back a total of $950 million in common stock during fiscal 2023.”

Looking ahead, Ms. Rentler commented, “For the 13 weeks ending July 29, 2023, comparable store sales are projected to be relatively flat. Earnings per share for this year’s second quarter are forecast to be $1.07 to $1.14 versus $1.11 for the same period last year.”

She continued, “There remains a high level of uncertainty in today’s macro-economic and geopolitical environments. In addition, prolonged inflationary pressures continue to negatively impact our low-to-moderate income customers’ discretionary spend. As such, we remain focused on delivering the most compelling values possible to maximize our opportunities for growth.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Ms. Rentler concluded, “Based on our first quarter results and guidance for the second quarter, comparable store sales for the 52 weeks ending January 27, 2024, are still planned to be relatively flat. We now project earnings per share for the 53 weeks ending February 3, 2024 to be $4.77 to $4.99 compared to $4.38 for the 52 weeks ended January 28, 2023. This guidance includes an estimated benefit to full year 2023 earnings per share of approximately $0.15 from the 53rd week.”

The Company will host a conference call on Thursday, May 18, 2023 at 4:15 p.m. Eastern time to provide additional details concerning its first quarter results and management’s outlook for the second quarter and fiscal year 2023. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13738510 until 8:00 p.m. Eastern time on May 25, 2023, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contains a number of forward-looking statements regarding, without limitation, projected sales, costs and earnings, planned new store growth, capital expenditures, liquidity, and other matters. These forward-looking statements reflect our then-current beliefs, plans, and estimates with respect to future events and our projected financial performance, operations, and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for the recurrence of significant business disruptions arising from the macroeconomic environment, including inflation, interest rates, fears concerning the current federal debt ceiling negotiations, housing costs, energy and fuel costs, financial and credit market conditions, recession concerns, geopolitical conditions (including the current Russia-Ukraine conflict), the COVID-19 pandemic, or public health and public safety issues, that affect our costs, consumer confidence, and consumer disposable income; unexpected changes in the level of consumer spending on, or preferences for, apparel and home-related merchandise, which could adversely affect us; competitive pressures in the apparel and home-related merchandise retailing industry; our need to effectively manage our inventories, markdowns, and inventory shortage in order to achieve our planned gross margins; risks associated with importing and selling merchandise produced in other countries, including risks from supply chain disruption, shipping delays, and higher than expected ocean freight costs; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise; our dependence on the market availability, quantity, and quality of attractive brand name merchandise at desirable discounts, and on the ability of our buyers to anticipate consumer preferences and to purchase merchandise to enable us to offer customers a wide assortment of merchandise at competitive prices; information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; disruptions in our supply chain or in our information systems, including from ransomware or other cyber-attacks, that could impact our ability to process sales and to deliver product to our stores in a timely and cost-effective manner; our need to obtain acceptable new store sites with favorable consumer demographics to achieve our planned new store openings; our need to expand in existing markets and enter new geographic markets in order to achieve planned market penetration; consumer problems or legal issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, that could increase our costs; damage to our corporate reputation or brands that could adversely affect our sales and operating results; our need to continually attract, train, and retain associates with the retail talent necessary to execute our off-price retail strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries, which could adversely affect our business; possible volatility in our revenues and earnings; an additional public health or public safety crisis, demonstrations, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center that could harm our business; our need to maintain sufficient liquidity to support our continuing operations and our new store openings. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2022 and fiscal 2023 Form 8-Ks on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, any forecasts or forward-looking statements speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We disclaim any obligation to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2022 revenues of $18.7 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,704 locations in 40 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 330 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
($000, except stores and per share data, unaudited)	April 29, 2023	April 30, 2022

Sales	$4,494,686	$4,333,100

Costs and Expenses
Cost of goods sold	3,292,606	3,196,446
Selling, general and administrative	746,222	669,496
Interest (income) expense, net	(31,397)	17,696
Total costs and expenses	4,007,431	3,883,638

Earnings before taxes	487,255	449,462
Provision for taxes on earnings	116,064	111,017
Net earnings	$371,191	$338,445

Earnings per share
Basic	$1.10	$0.98
Diluted	$1.09	$0.97

Weighted-average shares outstanding (000)
Basic	338,049	347,053
Diluted	340,044	348,820

Store count at end of period	2,034	1,951

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	April 29, 2023	April 30, 2022
Assets

Current Assets
Cash and cash equivalents	$4,416,480	$4,015,567
Accounts receivable	170,816	164,071
Merchandise inventory	2,241,735	2,673,551
Prepaid expenses and other	210,597	194,813
Total current assets	7,039,628	7,048,002

Property and equipment, net	3,224,733	2,887,926
Operating lease assets	3,122,474	3,057,641
Other long-term assets	232,069	240,129
Total assets	$13,618,904	$13,233,698

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,061,529	$2,175,350
Accrued expenses and other	607,294	582,792
Current operating lease liabilities	654,709	635,799
Accrued payroll and benefits	299,465	272,760
Income taxes payable	158,170	89,361
Total current liabilities	3,781,167	3,756,062

Long-term debt	2,457,561	2,453,367
Non-current operating lease liabilities	2,619,466	2,567,286
Other long-term liabilities	222,463	236,211
Deferred income taxes	227,851	166,875

Commitments and contingencies

Stockholders’ Equity	4,310,396	4,053,897
Total liabilities and stockholders’ equity	$13,618,904	$13,233,698

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	April 29, 2023	April 30, 2022
Cash Flows From Operating Activities
Net earnings	$371,191	$338,445
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	99,379	92,108
Stock-based compensation	33,063	36,071
Deferred income taxes	10,792	29,233
Change in assets and liabilities:
Merchandise inventory	(218,240)	(411,278)
Other current assets	(51,914)	(70,331)
Accounts payable	46,577	(189,888)
Other current liabilities	16,336	(325,075)
Income taxes	105,225	81,625
Operating lease assets and liabilities, net	(102)	2,902
Other long-term, net	845	(79)
Net cash provided by (used in) operating activities	413,152	(416,267)

Cash Flows From Investing Activities
Additions to property and equipment	(167,253)	(109,848)
Net cash used in investing activities	(167,253)	(109,848)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	6,149	5,917
Treasury stock purchased	(37,522)	(38,113)
Repurchase of common stock	(234,468)	(239,565)
Dividends paid	(114,794)	(108,908)
Net cash used in financing activities	(380,635)	(380,669)

Net decrease in cash, cash equivalents, and restricted cash and cash equivalents	(134,736)	(906,784)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,612,241	4,982,382
End of period	$4,477,505	$4,075,598

Reconciliations:
Cash and cash equivalents	$4,416,480	$4,015,567
Restricted cash and cash equivalents included in prepaid expenses and other	12,815	11,406
Restricted cash and cash equivalents included in other long-term assets	48,210	48,625
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,477,505	$4,075,598

Supplemental Cash Flow Disclosures
Interest paid	$40,158	$40,158
Income taxes paid	$47	$160